June 29, 2007

American Community Newspapers LLC

ACN Holding LLC

14875 Landmark Boulevard, Suite 110

Addison, Texas 78254

Ladies and Gentlemen:

Reference is made to (i) the Asset Purchase Agreement by and among Courtside Acquisition Corp. (“Courtside”), American Community Newspapers LLC (“ACN”) and, solely for purposes of Section 2.22 thereof, ACN Holding LLC, dated as of January 24, 2007 and as previously amended by a letter agreement dated May 2, 2007 (as so amended, the “Courtside Agreement”) and (ii) the Seller Subordination Agreement by and among ACN, Courtside and ACN OPCO LLC (“OPCO”) in favor of Bank of Montreal, Chicago Branch (“BMO”) as administrative agent, dated as of the date hereof (the “Subordination Agreement”).

ACN, Courtside and OPCO acknowledge that in certain circumstances, the terms of the Subordination Agreement prohibit Courtside from paying all or a portion of the amounts owed by it to ACN under Section 1.6(a) of the Courtside Agreement (the “NCF Payout”). In consideration of ACN executing and delivering the Subordination Agreement, Courtside and OPCO jointly and severally agree that (a) if it does not pay the NCF Payout on such date as is required by and otherwise in accordance with the terms of Section 1.6(a) of the Courtside Agreement (the “Payment Date”), as a result of any provisions contained in the Subordination Agreement or otherwise, then any such unpaid amounts shall bear interest at the rate of 8% per annum, until paid (“Interest”) and (b) the Interest shall be paid to ACN by OPCO concurrently with the its payment of the NCF Payout to ACN.

Capitalized terms used herein and not defined shall have those meanings ascribed thereto in the Courtside Agreement.

Please sign a copy of this letter agreement in the place provided below to confirm your agreement to the foregoing and return it to the undersigned.

Very truly yours, COURTSIDE ACQUISITION CORP.
By:	/s/ Richard D. Goldstein
Richard D. Goldstein
Chairman and CEO

ACN OPCO LLC
By:	/s/ Richard D. Goldstein
Richard D. Goldstein
Authorized Signatory

AGREED: AMERICAN COMMUNITY NEWSPAPERS LLC
By:	/s/ Bruce Hernandez
Bruce Hernandez
Chairman of Board

ACN HOLDING LLC
By:	/s/ Bruce Hernandez
Bruce Hernandez
Chairman of the Board